As filed with the Securities and Exchange Commission on July 11, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDALLION FINANCIAL CORP.

(Exact Name of registrant as specified in its charter)

Delaware	04-3291176
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

437 Madison Avenue, 38th Floor

New York, New York 10022

(Address, including Zip Code, of Principal Executive Offices)

Medallion Financial Corp. 2018 Equity Incentive Plan

(Full title of the plan)

Marisa T. Silverman, Esq.

Chief Compliance Officer and General Counsel

Medallion Financial Corp.

437 Madison Avenue, 38th Floor

New York, New York 10022

(212) 328-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey S. Hochman, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $0.01 per share	1,494,558	$5.40(2)	$8,070,613.20	$817.36

(1)	This Registration Statement covers 1,494,558 shares of the common stock of Medallion Financial Corp. (the “Registrant”), par value $0.01 per share (the “Common Stock”), authorized to be issued pursuant to the Medallion Financial Corp. 2018 Equity Incentive Plan (the “2018 Plan”). In addition, this Registration Statement covers an indeterminable number of additional shares as may hereafter be offered or issued pursuant to the 2018 Plan, to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration and pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act, based on the average of high and low prices reported on the NASDAQ Global Select Market on July 6, 2018.
(3)	Pursuant to Rule 457(p) under the Securities Act, a portion of the registration fee is offset by registration fees of $187.44 previously paid by the Registrant with respect to 236,224 unissued shares of Common Stock (the “Carried-Over Shares”) that were registered for issuance pursuant to the Medallion Financial Corp. 2015 Employee Restricted Stock Plan on Form S-8 (File No. 333-211790) filed with the Securities and Exchange Commission on June 2, 2016 (the “Prior Registration Statement”). A post-effective amendment to the Prior Registration Statement to deregister the Carried-Over Shares from issuance under the Medallion Financial Corp. 2015 Employee Restricted Stock Plan is being filed concurrently with the filing of this Registration Statement.

EXPLANATORY NOTE

On June 15, 2018 (the “Effective Date”), at the 2018 Annual Meeting of Shareholders of the Registrant, the shareholders of the Registrant approved the Medallion Financial Corp. 2018 Equity Incentive Plan (the “2018 Plan”). The 2018 Plan provides, among other things, that the number of shares of Common Stock reserved for issuance under the 2018 Plan (subject to adjustment for certain changes in the Company’s capitalization) is equal to the sum of: (i) 1,000,000 newly reserved shares of Common Stock, plus (ii) 494,558 shares of Common Stock that are available for issuance (other than any shares subject to outstanding awards) under the Medallion Financial Corp. 2015 Employee Restricted Stock Plan and the Medallion Financial Corp. 2015 Non-Employee Director Stock Option Plan, each as amended and restated (the “Prior Plans”) as of the Effective Date. This Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) to register an aggregate 1,494,558 shares of Common Stock for issuance under the 2018 Plan, which represents the maximum number of shares of Common Stock issuable under the 2018 Plan and includes 236,224 shares of Common Stock (the “Carried-Over Shares”) previously registered for issuance under Form S-8 Registration Statement (File No. 333-211790), as filed with the Commission on June 2, 2016 (the “Prior Registration Statement”), for offer and sale pursuant to the Medallion Financial Corp. 2015 Employee Restricted Stock Plan which remained unissued and available immediately prior to the Effective Date. The offering under the Medallion Financial Corp. 2015 Employee Restricted Stock Plan has been completed as of the Effective Date, and the Registrant is filing a Post-Effective Amendment No. 1 to the Prior Registration Statement to deregister the Carried-Over Shares from issuance under the Medallion Financial Corp. 2015 Employee Restricted Stock Plan and the Prior Registration Statement concurrently with the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Section 428 under the Securities Act and the instructions to Form S-8 and instead will be delivered, pursuant to Rule 428 under the Securities Act, to each participant in the 2018 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission under the Securities Act or the Securities Exchange Act of 1934, as amended (“Exchange Act”), are incorporated herein by reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the Commission on May 15, 2018;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 5, 2018, March 8, 2018, March 9, 2018, March 14, 2018, April 2, 2018, April 27, 2018, May 30, 2018, June 19, 2018, and July 5, 2018;

(d)	The description of the Common Stock, incorporated by reference into the Registrant’s Registration Statement on Form 8-A, filed pursuant to the Exchange Act on February 26, 1996, which description is contained in the Registrant’s Registration Statement on Form N-2, filed pursuant to the Securities Act on February 26, 1996, as updated in the Pre-Effective Amendment No. 1 to Company’s Registration Statement on Form N-2 (under the heading “Description of Capital Stock”), filed pursuant to the Securities Act on May 25, 2001, into the Registrant’s Registration Statement on Form N-2, filed pursuant to the Securities Act on August 4, 2006, as updated in the Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (under the heading “Description of Our Capital Stock”), filed pursuant to the Securities Act on May 10, 2007, as further updated in the Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (under the heading “Description of Our Capital Stock”), filed pursuant to the Securities Act on May 5, 2008, into the Registrant’s Registration Statement on Form N-2, filed pursuant to the Securities Act on December 20, 2011, as updated in the Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (under the heading “Description of Our Capital Stock”), filed pursuant to the Securities Act on April 24, 2012, into the Registrant’s Registration Statement on Form N-2, filed pursuant to the Securities Act on April 29, 2014, as updated in the Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (under the heading “Description of Our Capital Stock”), filed pursuant to the Securities Act on June 27, 2014 and into the Registrant’s Registration Statement on Form N-2, filed pursuant to the Securities Act on August 31, 2015, as updated in the Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (under the heading “Description of Our Capital Stock”), filed pursuant to the Securities Act on February 18, 2016.

All documents filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of the post-effective amendment that indicates that all Common Stock offered hereby has been sold or which deregisters such Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants the Registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in our right where the person involved is adjudged to be liable to the Registrant except to the extent approved by a court. Article TENTH of the Registrant’s certificate of incorporation as currently in effect provides that the Registrant shall, to the fullest extent permitted by the DGCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, the Registrant’s director or officer, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article TENTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of shareholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article TENTH permits the board of directors to authorize the grant of indemnification rights to the Registrant’s other employees and agents and such rights may be equivalent to, or greater or less than, those set forth in Article TENTH.

Pursuant to Section 102(b)(7) of the DGCL, Article NINTH of the Registrant’s certificate of incorporation eliminates a director’s personal liability for monetary damages to the Registrant and its shareholders for breaches of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not then permitted under the DGCL.

The Registrant’s by-laws and certificate of incorporation provide indemnification to the fullest extent permitted by Delaware law.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit No.

4.1	Medallion Financial Corp. Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-27812) and incorporated by reference herein).

4.2	Amendment to Restated Certificate of Incorporation (filed as Exhibit 3.1.1 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 (File No. 814-00188) and incorporated by reference herein).

4.3	Amended and Restated By-Laws of Medallion Financial Corp. (filed as Exhibit 3.1 to the Current Report on Form 8-K filed on April 27, 2018 (File No. 001-37747) and incorporated by reference herein).

4.4	Medallion Financial Corp. 2018 Equity Incentive Plan (filed as Annex A to the Registrant’s Definitive Proxy Statement for the Registrant’s 2018 Annual Meeting of Shareholders filed on April 30, 2018 (File No. 001-37747) and incorporated by reference herein).

5	Opinion of Willkie Farr & Gallagher LLP, counsel to the Registrant, as to the legality of the shares of Common Stock to be originally issued pursuant to the Plan (filed herewith).

23.1	Consent of Mazars USA LLP (filed herewith).

23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5).

24	Power of Attorney (included in the signature page).

Item 9.	Undertakings

The Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 11, 2018.

MEDALLION FINANCIAL CORP.

By:	/s/ Alvin Murstein
Alvin Murstein
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alvin Murstein and Andrew M. Murstein, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Alvin Murstein Alvin Murstein	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	July 11, 2018

/s/ Larry D. Hall Larry D. Hall	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 11, 2018

/s/ Andrew M. Murstein Andrew M. Murstein	President and Director	July 11, 2018

/s/ Henry L. Aaron Henry L. Aaron	Director	July 11, 2018

/s/ John Everets John Everets	Director	July 11, 2018

/s/ Frederick A. Menowitz Frederick A. Menowitz	Director	July 11, 2018

/s/ David L. Rudnick David L. Rudnick	Director	July 11, 2018

/s/ Allan J. Tanenbaum Allan J. Tanenbaum	Director	July 11, 2018

/s/ Lowell P. Weicker, Jr. Lowell P. Weicker, Jr.	Director	July 11, 2018